UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2020

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	KSS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On April 16, 2020, Kohl’s Corporation (the “Company”) entered into a Credit Agreement, by and among the Company and its subsidiaries, and Wells Fargo Bank, National Association, as agent (the “Agent”), and the other lenders party thereto (the “Credit Agreement”).

The Credit Agreement provides for a $1,500,000,000 senior secured, asset based revolving credit facility.  Outstanding amounts under the Credit Agreement bear interest at a rate per annum equal to, at the Company’s election: (1) a base rate (a fluctuating rate per annum equal to the greatest of (a) the federal funds rate plus 0.50%, (b) the one-month LIBOR rate plus one percentage point), (c) the rate of interest announced by the Agent as its “prime rate”, and (d) 0.75% (the “Base Rate”) plus an applicable margin (equal to a specified margin based on average daily availability and the interest rate elected by the Company (the “Applicable Margin”)), or (2) a LIBOR rate plus the Applicable Margin (the “LIBOR Rate”).  Interest on loans under the Credit Agreement bearing interest based upon the Base Rate is due monthly in arrears, and interest on loans bearing interest based upon the LIBOR Rate is due on the last day of each relevant interest period or, if sooner, on the respective dates that fall every three months after the beginning of such interest period.  Obligations under the Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries other than real estate.

The Company may prepay advances under the Credit Agreement in whole or in part at any time without penalty or premium.  The Company will be required to make specified prepayments in the event outstanding borrowings under the Credit Agreement exceed the lesser of the aggregate commitments or the borrowing base.  The Borrowers may request an increase in aggregate commitments under the facility of up to $1,500,000,000 in certain circumstances.  The lenders may elect whether or not to provide such increase, and any increase would be subject to customary conditions.  The Credit Agreement matures on July 25, 2024.

The Credit Agreement contains customary events of default and financial, affirmative and negative covenants, including but not limited to a springing financial covenant relating to the Company’s fixed charge coverage ratio and restrictions on indebtedness, liens, investments, asset dispositions and restricted payments, including a restriction on dividends in 2020 if the Company’s outstanding borrowings under the Credit Agreement exceed $1,000,000,000.

On April 16, 2020, the Company borrowed $1,500,000,000 under the Credit Agreement.  The proceeds were used, in part, to refinance approximately $1,000,000,000 in aggregate principal amount of existing indebtedness under the Company’s Third Amended and Restated Credit Agreement dated as of July 25, 2019 (the “2019 Credit Agreement”).  The 2019 Credit Agreement was terminated as of April 16, 2020.

Item 1.02  Termination of a Material Definitive Agreement.

The information under Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet of a Registrant.

The information under Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

The Credit Agreement described above is intended to provide the Company with additional financial flexibility.  In addition, on April 15, 2020, the Company’s Board of Directors decided to suspend the Company’s regular quarterly cash dividend beginning in the second quarter of fiscal 2020.  The Company remains committed to paying a dividend over the long-term and will seek to resume paying a dividend following stabilization in the environment.

The information in Item 7.01 is furnished solely pursuant to Item 7.01 of Form 8-K. Consequently, such information is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. Further, the information in Item 7.01 shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

Cautionary Statement Regarding Forward-Looking Information

This current report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements, including the statement regarding the Company’s plans to resume paying a dividend, are subject to certain risks and uncertainties, which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in the Company's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

Item 9.01.   Financial Statements and Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2020	KOHL'S CORPORATION

	By:	/s/ Jason J. Kelroy
Jason J. Kelroy
Executive Vice President,
General Counsel and Secretary